Exhibit 5.0
                                                          -----------


                                             March 26, 1997



Envirodyne Industries, Inc.
701 Harger Road, Suite 190
Oak Brook, IL 60521

     Re: Envirodyne Industries, Inc. 200,000 Shares of Common Stock, par value $.01 per share
          ----------------------------------------------------------

     This opinion of counsel is provided in my capacity as General Counsel of Envirodyne Industries, Inc. ("Envirodyne"), a Delaware corporation.

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Envirodyne with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 200,000 shares of common stock, par value $.01 per share (the "Shares"), of Envirodyne, together with 200,000 common stock purchase rights (the "Rights") associated therewith, to be issued under the Non-Employee Directors' Compensation Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of June 26, 1996 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

     I am familiar with the corporate proceedings to date with respect to the proposed issuance and sale of the Shares and the Rights and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, I am of the opinion that:

     1. Envirodyne is duly incorporated and validly existing in good standing under the laws of the State of Delaware.

     2. All Shares as may be issued in accordance with the terms of the Plan will, upon such issuance, will be validly issued, fully paid and non-assessable shares of Envirodyne.

     3. The Rights associated with the Shares referred to in paragraph 2 will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the associated Shares have been duly issued and paid for as set forth in paragraph 2.

     The opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement.

                              Sincerely yours,

                              /s/ Stephen M. Schuster
                              ---------------------------
                              Stephen M. Schuster
                              Vice President, Secretary
                                 and General Counsel


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